Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	Ronald Kisling, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6143, 408.521.9490 fax
email: claire@headgatepartners.com	email: rkisling@nanometrics.com
Nanometrics Reports Fourth Quarter and Full Year 2011 Financial Results
Q4 Revenues Exceed Guidance; Annual Sales Increase 22% to New Record of $230 Million

MILPITAS, Calif., February 8, 2012 - Nanometrics Incorporated (NASDAQ: NANO), a leading provider of advanced process control metrology systems, today announced financial results for its fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter Highlights

•	Revenues of $45.3 million, exceeding guidance;

•	Introduction of the Atlas II flagship metrology system for optical critical dimension (OCD) process control;

•	Milestone achievement of over 1,000 OCD recipes in production at customer sites; and

•	Expansion of the company's product offering into the large and growing process control inspection market with the acquisition of Nanda Technologies.

Fiscal 2011 Highlights

•	Record revenues of $230 million, up 22% year-over-year;

•	Net cash and investments increased 47% for the year, up $31.2 million to $97.7 million at year-end; and

•
Continuing significant competitive wins, including several tool-of-record selections for Nanometrics automated and integrated OCD solutions for next-generation semiconductor devices, as well as multiple customer orders for UniFire systems for advanced 3-D wafer-scale packaging applications and the company's first 450mm systems, scheduled for delivery in 2012.

GAAP Results

	Q4 2011	Q3 2011	Q4 2010

Revenues	$45.3 million	$58.3 million	$46.1 million

Net Income (Loss)	($0.5 million)	$7.6 million	$26.1 million

Earnings per Diluted Share	$(0.02)	$0.32	$1.12

Non-GAAP Results

	Q4 2011	Q3 2011	Q4 2010

Net Income	$2.3 million	$8.3 million	$8.2 million

Earnings per Diluted Share	$0.10	$0.35	$0.35

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this release. Non-GAAP results exclude the impact of acquisitions, legal settlement, asset impairments, restructuring-related items, and certain discrete tax items.

Commenting on the company's results, president and chief executive officer Dr. Timothy J. Stultz said, “2011 was another strong year for Nanometrics, in which we again outpaced overall industry spending with record revenues of $230 million, up 22% over 2010. We are encouraged by the recent improvements in capital spending expectations for 2012, particularly among Nanometrics' largest customers. We believe that our strong customer positions, high-growth served markets and strategic deployment of capital contribute to a strong outlook for our business and continued growth and outperformance in 2012 and beyond.”

Fourth Quarter 2011 Summary
Revenues were $45.3 million, down 22% from $58.3 million in the third quarter of 2011 and down 2% from $46.1 million in the fourth quarter of 2010. Gross margin was 46.6%, a decline compared to 52.9% in the prior quarter and 52.7% in the year-ago period, primarily as a result of lower factory absorption due to the reduced volume of system sales and changes in product mix. GAAP net income (loss) was ($0.5) million or ($0.02) per share, compared to $7.6 million or $0.32 per diluted share in the prior quarter and $26.1 million or $1.12 per diluted share in the fourth quarter of 2010. The GAAP net loss in the fourth quarter of 2011 included the negative impact of approximately $1.3 million in acquisition-related costs and $2.5 million for settlement of litigation with KLA-Tencor, while the prior year period reflected the favorable impact of the release of $18.2 million in income tax asset valuation allowances.

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Non-GAAP net income was $2.3 million or $0.10 per share, compared to $8.3 million or $0.35 per share in the prior quarter and $8.2 million or $0.35 per share in the fourth quarter of 2010.

Fiscal 2011 Summary
Revenues were a record $230.1 million, up 22% from $188.1 million in fiscal 2010. Gross margin was 53.5%, a decline compared to 54.4% in 2010, primarily due to product mix and the impact of lower factory absorption in the fourth quarter of 2011. GAAP net income was $28.7 million or $1.22 per share, compared to $55.9 million or $2.43 per share in the 2010. GAAP net income in 2011 included the negative impact of approximately $2.0 million in acquisition-related costs and $2.5 million for settlement of litigation with KLA-Tencor, while 2010 results reflected the favorable impact of the release of $18.2 million in income tax asset valuation allowances. Non-GAAP net income was $32.7 million or $1.39 per share, compared to $39.0 million or $1.70 per share in 2010.

At December 31, 2011, Nanometrics had $97.7 million in cash and cash equivalents and $160.6 million in working capital. Stockholders' equity, excluding intangible assets, was $183.6 million, or $7.92 per share based on 23.2 million shares outstanding at year end.
Business Outlook
Due to the improvement in business conditions since last quarter, management expects revenues in the range of $52 to $55 million, gross margin in the range of 47% to 50%, and operating income margin in the range of 5% to 10% for the first quarter of 2012. The anticipated effective income tax rate for the first quarter is approximately 40%, which assumes the elimination of the research and development tax credit. Given this outlook, management expects first quarter GAAP net earnings in the range of $0.06 to $0.13 per share and non-GAAP net earnings in the range of $0.09 to $0.16 per share.

Conference Call Details
A conference call to discuss fourth quarter and fiscal year 2011 results will be held today at 4:30 p.m. EST (1:30 p.m. PST). To participate in the conference call, the dial-in numbers are (877) 374-4041 for domestic callers and (253) 237-1156 for international callers. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information
Financial results such as non-GAAP net income and net income per share, which exclude certain expenses, charges and special items, are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP net income, which excludes acquisition-related expenses such as professional fees and amortization of acquired intangibles, asset impairments, restructuring charges, legal settlements and other unusual and infrequent items to evaluate the company's ongoing performance and to enable comparison to other periods which did not have these unusual and infrequent items. The company believes the presentation of non-GAAP results is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor's ability to view the company's results from management's perspective. A table presenting a reconciliation of GAAP results to non-GAAP results is included at the end of this press release.

About Nanometrics
Nanometrics is a leading provider of advanced, high-performance process control metrology and inspection systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics' automated and integrated systems address numerous process control applications, including critical dimension and film thickness measurement, device topography, defect inspection, overlay registration, and analysis of various other film properties such as optical, electrical and material characteristics. The company's process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics' systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Select Market under the symbol NANO. Nanometrics' website is http://www.nanometrics.com.
Forward Looking Statements
This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics' expected results for its most recently completed fiscal quarter and year, which remain subject to adjustment in connection with the preparation of Nanometrics' financial statements and periodic report on Form 10-K for the year ended December 31, 2011, future revenue, profitability and cash flow. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from the expectations due to a variety of factors including economic conditions, levels of industry spending, shifts in the timing of customer orders and product shipments, slower-than-anticipated market adoption, changes in product mix and increased operating expenses. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended January 1, 2011 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
($ In thousands, except per share amounts)
(Unaudited)

	As of Dec 31,	As of Jan 1,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$97,699	$66,460
Accounts receivable, net of allowances of $117 and $63, respectively	29,289	44,523
Inventories	52,260	43,168
Inventories - delivered systems	1,637	1,466
Prepaid expenses and other	8,119	2,986
Deferred income tax assets	12,406	9,644
Total current assets	201,410	168,247

Property, plant and equipment, net	35,521	35,186
Goodwill	11,990	—
Intangible assets, net	14,394	5,972
Deferred income tax assets, non - current	2,864	9,256
Other assets	1,042	1,235
Total assets	$267,221	$219,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,975	$11,486
Accrued payroll and related expenses	8,837	8,813
Deferred revenue	5,788	4,063
Other current liabilities	16,709	7,293
Income taxes payable	707	250
Current portion of debt obligations	765	572
Total current liabilities	40,781	32,477

Deferred revenue, non - current	4,547	3,191
Income taxes payable, non - current	2,401	—
Other non - current liabilities	2,813	3,912
Debt obligations, net of current portion	6,687	9,467
Total liabilities	57,229	49,047

Stockholders’ equity:
Common stock, $0.001 par value, 47,000,000 shares
authorized; 23,182,771 and 22,314,783, respectively,
issued and outstanding	23	22
Additional paid-in capital	236,735	225,755
Accumulated deficit	(28,315)	(57,000)
Accumulated other comprehensive income	1,549	2,072
Total stockholders’ equity	209,992	170,849
Total liabilities and stockholders’ equity	$267,221	$219,896

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,	Jan 1,	Dec 31,	Jan 1,
	2011	2011	2011	2011
Net revenues:
Products	$36,725	$38,193	$194,774	$154,548
Service	8,552	7,937	35,287	33,517
Total net revenues	45,277	46,130	230,061	188,065

Costs of net revenues:
Cost of products	19,717	16,440	88,579	66,484
Cost of service	4,440	5,387	18,304	19,328
Total costs of net revenues	24,157	21,827	106,883	85,812
Gross profit	21,120	24,303	123,178	102,253

Operating expenses:
Research and development	5,978	4,872	23,290	18,973
Selling	6,461	5,498	27,019	21,320
General and administrative	6,143	4,876	22,901	18,617
Amortization of intangible assets	566	389	1,702	1,556
Legal settlement	2,500	—	2,500	—
Asset impairment	—	—	—	463
Total operating expenses	21,648	15,635	77,412	60,929
Income from operations	(528)	8,668	45,766	41,324

Other income (expense):
Interest income	49	28	220	107
Interest expense	(326)	(364)	(1,336)	(1,556)
Other, net	83	109	(66)	814
Total other income (expense), net	(194)	(227)	(1,182)	(635)

Income before income taxes	(722)	8,441	44,584	40,689
Provision for income taxes	(190)	(17,687)	15,899	(15,259)
Net income	$(532)	$26,128	$28,685	$55,948

Net income per share:
Basic	$(0.02)	$1.18	$1.26	$2.56
Diluted	$(0.02)	$1.12	$1.22	$2.43

Shares used in per share calculation:
Basic	23,074	22,235	22,743	21,855
Diluted	23,074	23,323	23,480	22,998

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended					Twelve Months Ended
	Dec 31,		Oct 1,	Jan 1,		Dec 31,	Jan 1,
	2011		2011	2011		2011	2011

GAAP net income (loss)	$(532)		$7,619	$26,128		$28,685	$55,948

Non - GAAP adjustments:
Acquisition-related charges	1,277	(a)	682	—		1,959	—
Amortization of intangible assets	566	(b)	329	389		1,702	1,556
Legal settlement charges	2,500	(c)	—	—		2,500	—
Asset impairment	—		—	—		—	463
Income tax effect of non-GAAP adjustments	(1,496)		(364)	(140)		(2,151)	(727)
Discrete tax items	—		—	(18,198)	(d)	—	(18,198)
Non - GAAP income	2,315		8,266	8,179		32,695	39,042

GAAP net income (loss) per diluted share	$(0.02)		$0.32	$1.12		$1.22	$2.43

Non-GAAP net income per diluted share	$0.10		$0.35	$0.35		$1.39	$1.70

Shares used in Non-GAAP diluted income per share calculation	23,687		23,526	23,323		23,480	22,998

(a) Includes legal, finance and investment banking fees paid in connection with the acquisition of Nanda Technologies, as well as $474,000 in stock grants made to Nanda employees upon sign-on post close.

(b) Includes $247,000 of amortization of acquired intangible assets from Nanda Technologies.

(c) Charges associated with the settlement of KLA-Tencor litigation, which was a subsequent event completed in January 2012.

(d) Consists of the favorable impact of the release of $18.2 million in income tax valuation allowances.